"ALL SECTIONS MARKED WITH TWO ASTERISKS ("**") REFLECT PORTIONS WHICH HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY PROSPECT MEDICAL HOLDINGS, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT."

                                  PACIFICARE
                     IPA COMMERCIAL SERVICES AGREEMENT

     This IPA COMMERCIAL SERVICES AGREEMENT (the "Agreement") is made and entered into this 1st day of January, 1990 by and between PACIFICARE OF CALIFORNIA ("PacifiCare"), a California corporation, and Santa Ana/Tustin Physicians Group, a California corporation, ("IPA") with reference to the following facts:

A. PacifiCare operates a prepaid health care service plan which arranges for certain Health Care Services to be provided to persons who are enrolled in the PacifiCare Health Plan in a manner consistent with the laws of the United States and the State of California.

B. PacifiCare desires to provide a quality direct service prepaid health delivery system which maximizes the utilization of innovative methods to promote the efficient, economical delivery of health care, and to develop and implement programs of health education and health maintenance for its Subscribers.

C. IPA has as its primary objective the delivery of Health Care Services through agreements and active participation with individual physicians, medical groups and/or clinics, their physicians and other related health professionals and technicians, all of which are appropriately licensed in the State of California.

D. IPA desires to participate in PacifiCare's prepaid health service delivery system by arranging or providing Health Care Services in coordination with PacifiCare, its Subscribers and participating hospitals on a prepaid basis.

E. PacifiCare and IPA deem it in their best interests to enter into a renewable agreement whereby IPA agrees to provide or arrange Health Care Services to persons who are enrolled as Subscribers in the PacifiCare Health Plan.

NOW THEREFORE, it is agreed as follows:

     1.   DEFINITIONS

     Whenever used in this Agreement, the following terms shall have the definitions contained in this Section 1:

          1.01 AGREEMENT - is this PacifiCare IPA Commercial Services Agreement, dated as hereinabove stated, including all attachments, addenda and amendments hereto.

          1.02 CAPITATION PAYMENTS - are payments made to IPA by PacifiCare on a prepaid basis, as set forth in Attachment C, incorporated in full herein by reference, for the Medical Services to be provided under this Agreement.

          1.03 CATASTROPHIC CASE - is any single medical condition, including complications arising from such medical condition, where the total cost of Health Care Services to treat such condition and/or complications is expected to exceed [ ** ] per year per Subscriber, regardless of payment source.

          1.04 CONFORMANCE REQUEST - is a written request made by PacifiCare to IPA to correct the performance of an IPA physician or Specialist Physician to conform to the provisions of this Agreement.

          1.05 COPAYMENTS - are charges pursuant to the PacifiCare Health Plan which may be charged to the Subscriber by the IPA at the time of provision of Medical Services which are in addition to the Capitation Payments paid to IPA by PacifiCare.

          1.06 COST OF CARE - is the value of Medical Services as defined in this Agreement and as calculated pursuant to the formula set forth in Attachment A4, incorporated in full herein by reference.

          1.07 ELIGIBILITY LIST - is a list of Subscribers to whom IPA shall provide or arrange Health Care Services.

          1.08 EMERGENCY SERVICES - are those Health Care Services furnished to a Subscriber for the treatment of acute injury or illness requiring immediate medical attention and which threaten life or limb, or which involve uncontrollable bleeding, or loss of consciousness, or which cannot be delayed without possible serious effects on the health of the Subscriber.

          1.09 HEALTH CARE SERVICES - are all authorized services to which Subscribers are entitled under the PacifiCare Health Plan, including Medical Services, Hospital Services, and Emergency Services.

          1.10 HOSPITALS - are acute care facilities located in the IPA Service Area, licensed as acute care hospitals under the laws of the State of California and which have a written agreement with PacifiCare to provide Hospital Services to Subscribers.

          1.11 HOSPITAL DAY - is any twenty-four (24) hour period commencing at 12:00 a.m., or 12:00 p.m., whichever is used by a Hospital to determine a Hospital Day, during which a Subscriber receives Hospital Services at a Hospital.

          1.12 HOSPITAL SERVICES - are the Health Care Services described in Attachment A1, incorporated in full herein by reference, which Hospitals and other PacifiCare contracting providers shall provide to Subscribers and which IPA shall arrange or coordinate for Subscribers pursuant to the PacifiCare Health Plan.

          1.13 IPA - is the medical group or independent practice association identified in the first paragraph of this Agreement and its Member Physicians, all of whom are licensed to practice medicine or osteopathy in the State of California at the IPA Facilities.

          1.14 IPA FACILITIES - are those facilities whose locations are listed in Attachment H, attached hereto and incorporated in full herein by reference, where Medical Services shall be available to Subscribers pursuant to this Agreement.

          1.15  IPA SERVICE AREA - is the geographical area within a thirty
(30) mile radius of each IPA Facility. Such radius commences with the address of an IPA Facility and extends for thirty (30) miles over the shortest route using public streets and highways.

          1.16 MEDICAL SERVICES - are the Health Care services summarized in Attachment A2, incorporated in full herein by reference, which IPA shall arrange or provide pursuant to the PacifiCare Health Plan.

          1.17 MEDICALLY NECESSARY SERVICES - are Health Care Services which are required by Subscriber as determined by IPA in accordance with accepted medical and surgical practices and standards in the community and the professional standards recommended by PacifiCare's Quality Assurance Committee and Utilization Review Committee.

          1.18 MEMBER PHYSICIANS - are physicians, surgeons and osteopaths licensed to practice medicine in the State of California and who have an ownership interest in, are employed by, or contract with, IPA.

          1.19 OUTSIDE PROVIDERS - are licensed physicians, surgeons, osteopaths, paramedics, hospitals and other licensed health care facilities which provide Health Care Services to Subscribers, but which do not have written agreements with IPA or PacifiCare and which are not Specialist Physicians.

          1.20 PACIFICARE HEALTH PLAN - is any one of various prepaid health services plans operated by PacifiCare as described in the PacifiCare Medical and Hospital Group Subscriber Agreement and the PacifiCare Medical and Hospital Individual Conversion Member Agreement and attachments, addenda, supplements and periodic amendments thereto, copies of which are attached hereto as Attachment B, incorporated in full herein by reference. For purposes of this Agreement, the PacifiCare Health Plan shall not include PacifiCare's Secure Horizons Plan.

          1.21 PARTICIPATING MEDICAL GROUP - includes IPA and its Members Physicians and is any duly licensed doctor of medicine or osteopathy (who may or may not be a Specialist Physician) that has directly, or as a member of a group or association of licensed doctors of medicine or osteopathy, entered into a written agreement with PacifiCare to provide Health Care Services in conjunction with the PacifiCare Health Plan.

          1.22 QUALITY ASSURANCE COMMITTEES - are committees separately established by IPA and PacifiCare which shall establish, maintain and perform quality assurance review of Health Care Services provided to Subscribers as reasonably required by PacifiCare, the California Department of Corporations, the Office of Qualification and Compliance, the United States Department of Health and Human Services or any other governmental agencies with regulatory or enforcement jurisdiction over PacifiCare or this Agreement.

          1.23 REFERRALS - are recommended directions of Subscribers from IPA to physicians, including Specialist Physicians, Outside Providers who are physicians and/or consultant physicians, or providers of ancillary services such as lab, x-ray and physical therapy, EKG, EEG, health education, medical social service, home health care, mental health and acute alcohol and drug abuse services, for the purpose of obtaining Health Care Services.

          1.24 SPECIALIST PHYSICIANS - are physicians who have written agreements with IPA to provide Health Care Services to Subscribers on a Referral basis and who do provide such Health Care Services at offices or facilities which are not IPA Facilities.

          1.25 SUBSCRIBER - is an individual who is enrolled in a PacifiCare Health Plan, who meets all the eligibility requirements for membership in such plan, who has designated IPA as his or her primary care coordinator and for whom all applicable Subscriber Premiums billed by PacifiCare. For the purpose of this Agreement, Subscriber shall include all eligible dependents of the individual named by PacifiCare for coverage under a PacifiCare Health Plan.

          1.26 SURCHARGES - are additional fees which are not disclosed to Subscriber for Health Care Services and which are not allowable Copayments.

          1.27 UTILIZATION REVIEW COMMITTEE - is an IPA committee of at least three (3) Member Physicians which is established and maintained, in accordance with the provisions of Section 3.13 herein, to develop a utilization control program outlining procedures for the efficient use of resources, consistent with state and federal law, for the rendition of Health Care Services. The Utilization Review Committee shall review elective Referrals and hospital admissions on a concurrent and prospective basis and Emergency Services and hospital admissions on a retrospective basis.

     2.   RELATIONSHIP OF PARTIES

          2.01 IPA PARTICIPATION - The execution of this Agreement shall qualify IPA to participate in the provision or arrangement of Health Care Services to Subscribers pursuant to the terms of the PacifiCare Health Plan, as amended from time to time. PacifiCare shall notify IPA of any material amendments to the PacifiCare Health Plan, which amendments shall become effective upon thirty (30) days written notice by PacifiCare to IPA provided IPA has not given written objection to be bound by such amendments to PacifiCare within the thirty (30) day period after notice is given. IPA's approval shall not be unreasonably withheld. If IPA does provide PacifiCare written objection to be bound by such amendments within the thirty (30) day period, such amendments to the PacifiCare Health Plan shall have no force or effect on IPA.

          2.02 LIABILITY FOR OBLIGATIONS - Notwithstanding any other section or provision of this Agreement, nothing contained herein shall cause either party to be liable or responsible for any debt, liability, or obligation of the other party or any third party, unless such liability or responsibility is expressly assumed by the party sought to be charged therewith. Each party shall be solely responsible for and shall indemnify and hold the other party harmless against any obligation for the payment of wages, salaries or other compensation (including all state, federal and local taxes and mandatory employee benefits), insurance and voluntary employment-related or other contractual or fringe benefits as may be due or payable by the party to or on behalf of such party's employees, agents and representatives.

          2.03 INDEPENDENT CONTRACTOR - The relationship between PacifiCare and IPA is an independent contractor relationship. Neither IPA nor its employees or agents are employees or agents of PacifiCare and neither

PacifiCare nor any employee or agent of PacifiCare is a member, partner, employee or agent of IPA. All medical decisions are rendered solely by IPA and not by PacifiCare. IPA is solely responsible for all Health Care Services provided or arranged by IPA for Subscribers. None of the provisions of this Agreement shall be construed to create a relationship of agency, representation, joint venture, ownership, control or employment between the parties other than that of independent parties contracting for the purposes of effectuating this Agreement.

          2.04 DUTY TO DEFEND AND INDEMNIFY - To the extent not covered by insurance maintained by PacifiCare, whether because of liability in excess of the policy limits or because of the occurrence of a non-insured event, IPA shall defend, indemnify and hold harmless PacifiCare from and against any claim, loss, damage, cost, expense or liability arising out of or related to the performance or nonperformance by IPA, its Specialist Physicians or employees of any Medical Services to be performed or arranged by IPA under this Agreement. It is understood and agreed by PacifiCare that the foregoing indemnification obligation is in no way whatsoever intended to reduce or eliminate any insurance coverage maintained by IPA and that PacifiCare shall be entitled to indemnification from IPA only for claims, losses, damages, costs, expenses or liabilities in excess of the applicable insurance policy limits or arising from uninsured events or occurrences.

          To the extent not covered by insurance maintained by IPA, whether because of liability in excess of the policy limits or because of the occurrence of a non-insured event, PacifiCare shall defend, indemnify and hold harmless IPA from and against any claim, loss, damage, cost, expense or liability arising out of or related to the performance or nonperformance of PacifiCare, its employees or agents of any service to be performed or provided by PacifiCare under this Agreement. It is understood and agreed by IPA that the foregoing indemnification obligation is in no way whatsoever intended to reduce or eliminate any insurance coverage maintained by PacifiCare and that IPA shall be entitled to indemnification from PacifiCare only for claims, losses, damages, costs, expenses or liabilities in excess of the applicable insurance policy limits or arising from uninsured events or occurrences.

     3.   DUTIES OF IPA

          3.01 IPA RESPONSIBILITIES - IPA agrees to arrange for or provide Health Care Services twenty-four (24) hours a day in coordination with PacifiCare for each Subscriber who has designated IPA as his or her Participating Medical Group. IPA shall be financially responsible for all Medical Services provided to Subscribers for whom IPA should receive a monthly Capitation Payment from PacifiCare based upon the PacifiCare provided Eligibility List. IPA shall be responsible for determining whether Subscribers are eligible for Health Care Services on the basis of the most current Eligibility List supplied to IPA by PacifiCare.

          3.02 STANDARDS - All Health Care Services arranged for or provided by IPA and its Member Physicians shall be provided by professional personnel and at physical facilities according to generally accepted standards of medical practice and management in the community. IPA further agrees to provide or arrange for Referrals to consultants and Specialist Physicians as are necessary, appropriate, and in accordance with generally accepted standards of medical practice in the community in compliance with the standards developed by PacifiCare's Quality Assurance Committee. IPA agrees to maintain and demonstrate to PacifiCare upon request, throughout the term of this Agreement, compliance with the following:

                3.02.01 IPA shall ensure that its Member Physicians and Specialist Physicians maintain licensure under the laws of the State of California. IPA shall immediately notify PacifiCare in writing should IPA learn of the loss or suspension of licensure of any of its Member Physicians.

                3.02.02 IPA agrees to provide continuing education programs for its Member Physicians and Specialist Physicians in accordance with the standards established by the California Medical Association for continuing education. The content and delivery of such continuing education programs shall be in the discretion and judgment of IPA, in order to maintain high standards for the delivery of Health Care Services pursuant to this Agreement. IPA further agrees to gather, correlate, and distribute to its Member Physicians and Specialist Physicians, information regarding professional medical activities and developments which IPA believes may be of assistance in providing Health Care Services pursuant to this Agreement.

                3.02.03 Reasonable evidence that all nurses and other ancillary and paramedical personnel who are employed by and contract with IPA or Specialist Physicians are properly credentialed to practice in the State of California.

          3.03 INSURANCE - IPA shall maintain professional liability insurance and general liability insurance in the minimum amounts of One Million Dollars ($1,000,000) per person, Three Million Dollars ($3,000,000) per occurrence coverage, and Three Million Dollars ($3,000,000) combined single limits coverage, for its Member Physicians providing Health Care Services to Subscribers on behalf of IPA. In the event IPA procures a claims made policy as distinguished from an occurrence policy, IPA shall procure and maintain prior to termination of such insurance, continuing "tail" coverage, unless successor policy coverage provides such "tail" protection. IPA shall immediately notify PacifiCare of any material changes in insurance coverage and shall provide a certificate of such insurance coverage to PacifiCare. In the event IPA contracts with independent contractor physicians and Specialist Physicians to provide Health Care Services under this Agreement, IPA will require such independent contractor physicians and Specialist Physicians and their agents to maintain professional liability insurance and general liability insurance in the minimum amounts as is usual and customary in the community.

          3.04 REFERRALS - IPA shall refer Subscribers in need of specialty care services only with the approval of the IPA Utilization Review Committee. However, in the event that Emergency Services are required, IPA shall comply with Section 3.05 below.

          3.05 HOSPITAL ADMISSIONS - Whenever IPA determines that a Subscriber on IPA's Eligibility List requires Hospital Services that are not Emergency Services, IPA shall arrange for such Hospital admissions and outpatient surgeries through the IPA's Utilization Review Committee and its developed utilization review program. IPA and its Member Physicians shall not serve as admitting physicians for any Subscriber without such prior approval except in the event that Emergency Services are required. If IPA or a Member Physician admits a Subscriber to a Hospital for Emergency Services,

IPA shall notify PacifiCare of such admission within the time frames as required in the PacifiCare Provider Policies and Procedures Manual, attached hereto as Attachment D and incorporated in full herein by reference. Admissions for Emergency Services shall be made to hospitals contracting with PacifiCare, if possible.

          3.06 ELIGIBILITY LIST - IPA shall accept as patients those Subscribers who are on IPA's Eligibility List provided by PacifiCare to IPA. Member Physicians and IPA shall be entitled to rely on the most current provided list until a new list has been provided to IPA.

          3.07 COLLECTION OF CHARGES FROM SUBSCRIBERS - IPA shall collect applicable Copayments from Subscribers upon the rendition of Medical Services to Subscribers pursuant to the PacifiCare Health Plan. With the exception of Copayments and charges for non-covered services delivered on a fee-for-service basis to Subscribers, IPA shall in no event, including, without limitation, non-payment by PacifiCare, insolvency of PacifiCare, or breach of the Agreement, bill, charge, collect and deposit, or attempt to bill, charge, collect or receive any form of payment, from any Subscriber for Medical Services provided pursuant to this Agreement and for which Subscriber is entitled under the PacifiCare Health Plan in effect for such Subscriber.

          IPA shall not maintain any action at law or equity against a Subscriber to collect sums owed by PacifiCare to IPA. Upon notice of any such charge, PacifiCare may terminate this Agreement consistent with the provisions contained in Section 7.01.02 and take all other appropriate action consistent with the terms of this Agreement to eliminate such charges, including, without limitation, requiring IPA and Specialist Physicians to return all sums collected as Surcharges from Subscribers or their representatives. Nothing in this Agreement, however, shall be construed to prevent IPA from providing non-covered Medical Services on a usual and customary fee-for-service basis to Subscribers.

          IPA's obligations regarding the collection of charges from Subscribers shall survive the termination of this Agreement with respect to Health Care Services provided during the term of the Agreement without regard to cause of termination of this Agreement. Except as provided elsewhere herein, these obligations shall not apply to services provided after the Agreement has been terminated and the phase-out period has expired pursuant to Section 3.09, if applicable.

          3.08 COLLECTION OF CHARGES FROM THIRD PARTIES - IPA and Member Physicians accept payment from PacifiCare (plus applicable Copayments) for Medical Services as provided herein as full payment for such Medical Services; provided however, in the event the Subscriber is entitled to payment from another third party or for payment for a Workers' Compensation claim, or from other primary insurance coverage maintained by Subscriber, IPA and Member Physicians shall make no demand upon PacifiCare for reimbursement under the Individual Subscriber Stop Loss Program as specified in Attachment A3 hereto until all primary sources of payment have been pursued and it is determined that full payment cannot be obtained within ten (10) months from the date of the provision of Medical Services.

          For purposes of accomplishing the intent of this subsection, PacifiCare hereby assigns to IPA for collection, any claims or demands against third parties for amounts due for Medical Services provided by IPA pursuant to this Agreement, subject to the following conditions:

                3.08.01 IPA shall utilize lien forms which are provided by PacifiCare in the PacifiCare Policies and Procedures Manual or which have been approved in advance by PacifiCare. IPA shall notify PacifiCare each time it pursues and each time it obtains a signed lien from a Subscriber.

                3.08.02 IPA shall not commence any legal or equitable action against a third party without obtaining the prior written consent of PacifiCare. It is agreed that collection or demand letters consistent with the PacifiCare Provider Policies and Procedures Manual shall not constitute the commencement of legal or equitable action. Under no circumstances shall IPA commence any legal action against a Subscriber to obtain payment for Health Care Services.

                3.08.03 IPA shall defend, indemnify and hold PacifiCare harmless for all actions by IPA pursuant to this Section 3.08.

                3.08.04 IPA shall perform such collection activities consistent with the procedures set forth in the PacifiCare Provider Policies and Procedures Manual.

                3.08.05 PacifiCare may rescind such assignment in total or on a claim-by-claim basis by providing written notice of rescission to IPA.

                In the event IPA receives payment from a third party, a workers' compensation carrier or a primary insurer after receipt of payment from PacifiCare, IPA shall reimburse PacifiCare to the extent that the combined amounts received from all payors exceeds [ ** ] of IPA's usual and customary fee-for-service charges.

          3.09 DUTIES OF IPA UPON TERMINATION DURING PHASE-OUT PERIOD - Should this Agreement be terminated by IPA pursuant to Section 7.01.01(a) or Section 7.01.01(b), IPA shall be released of its obligation to continue to provide or arrange for Health Care Services to Subscribers during the phase-out period as stated in this Section 3.09. If this Agreement is terminated for any other reason by either party or if this Agreement terminates at the end of the Initial Term or any renewal term, IPA shall not be released of its obligation to continue to provide or arrange for Health Care Services to Subscribers during the phase-out period, which phase-out period shall end on the earlier of:

                3.09.01 Twelve (12) months from the effective date of termination of this Agreement, or

                3.09.02 The date PacifiCare has secured the transfer of Subscribers to another medical group, individual practice association, or physician for further treatment, and has notified IPA of such transfer in writing.

          Compensation during the phase-out period shall be as otherwise specified in this Agreement for the provision of Medical Services until such a time that IPA's enrollment falls below [ ** ] of the enrollment on the effective date of termination, or [ ** ], whichever is greater. Effective the first day of the month in which enrollment falls below the above mentioned levels, the payment provisions shall convert to [ ** ] of fee-for-service rates and all elective admissions and outpatient surgeries shall be coordinated with PacifiCare on a prior authorization basis.

          3.10 CONTINUING CARE RESPONSIBILITIES - In the event of termination of this Agreement and the expiration of IPA's duty to provide or arrange Health Care Services during the phase-out period pursuant to Section 3.09, if applicable, IPA and Member Physicians shall continue to provide or arrange for Health Care Services to Subscribers until the effective date of transfer of such Subscribers to another Participating Medical Provider for further treatment and written notice of such transfer has been provided by PacifiCare to IPA. If a Subscriber's care cannot be transferred for the reason of Subscriber hospitalization, continuity of care, or other legally required medical treatment reasons, IPA shall continue to provide or arrange for treatment for the Subscriber until PacifiCare has made provision for the transfer of such Subscriber to another Participating Medical Provider for further treatment and has notified IPA of such transfer in writing. The payment provisions for any continued treatment after expiration of the phase-out period shall be the lesser [ ** ] of the usual and customary fees of the treating physician or the Cost of Care as set out in Attachment A4, attached hereto and incorporated in full herein by reference.

                Notwithstanding the above or any other provisions to the contrary, IPA agrees that in the event PacifiCare ceases operations for any reason, including insolvency, IPA shall provide or arrange Health Care Services and shall not bill, charge, collect or receive any form of payment from any Subscriber or have any recourse against a Subscriber for Health Care Services provided after PacifiCare ceases operations. This continuation of Health Care Services obligation shall be for the period for which premium has been paid, but shall not exceed a period of thirty (30) days, except for those Subscribers who are hospitalized on an inpatient basis as provided below.

                In the event PacifiCare ceases operations or IPA terminates this Agreement on the basis of PacifiCare's failure to make timely Capitation Payments, IPA shall continue to arrange for Health Care Services to those Subscribers who are hospitalized on an inpatient basis at the time PacifiCare ceases operations or IPA terminates this Agreement until such Subscribers are discharged from the hospital. IPA may file a claim with PacifiCare for such services as previously specified in this Section 3.10.

                IPA agrees that the provisions of this Section and IPA's and Member Physicians' obligations herein shall survive the termination of this Agreement without regard to the cause of termination of the Agreement, and shall be construed to be for the benefit of the Subscribers.

          3.11 STAFF PRIVILEGES - IPA agrees to have its Member Physicians seek and obtain (and provide evidence of) staff privileges or other appropriate access to Hospitals where Health Care Services shall be provided to Subscriber by IPA's Member Physicians.

          3.12 ADMINISTRATIVE GUIDELINES - IPA agrees to perform its duties under this Agreement in a manner consistent with the reasonable administrative guidelines provided by PacifiCare, in its Provider Policies and Procedures Manual, attached hereto as Attachment D and incorporated in full herein by reference. Subject to Section 12.11 herein, PacifiCare shall notify IPA of any material amendments to the administrative guidelines, which amendments shall become effective upon thirty (30) days written notice by PacifiCare to IPA if IPA has not objected to PacifiCare in writing within the thirty (30) day period to be bound by such amendments. IPA approval of such amendments shall not be unreasonably withheld. If IPA does provide PacifiCare reasonable written objection to be bound by such amendments within the thirty (30) day period, such amendments to the PacifiCare Health Plan shall have no force or effect on IPA.

          3.13 UTILIZATION REVIEW - IPA agrees to participate with PacifiCare in an ongoing utilization review program to promote efficient use of resources. The IPA's Utilization Review Committee shall meet as frequently as necessary but at least weekly. The Utilization Review Committee shall keep minutes of the committee meetings, a copy of which shall be made available to PacifiCare upon ten (10) days written notice by PacifiCare to IPA. IPA and PacifiCare shall jointly implement a utilization review system whereby IPA shall notify PacifiCare of any hospital admissions. A member of the PacifiCare medical services staff may participate in IPA's Utilization Review Committee meetings.

          3.14 QUALITY OF HEALTH CARE SERVICES - IPA agrees to assure quality of Health Care Services by:

                3.14.01 Assigning PacifiCare Subscribers only to Member Physicians or Outside Providers meeting quality health care standards;

                3.14.02 Inspecting the premises and facilities of its Member Physicians on a regular basis and allowing PacifiCare to participate in such inspections upon ten (10) days written notice.

          3.15 QUALITY ASSURANCE AND REMEDIAL PROCEDURES -- IPA shall cooperate with PacifiCare in the operation of PacifiCare's quality assurance program and IPA shall perform quality assurance review of Health Care Services as brought before IPA internally or from PacifiCare's Quality Assurance Committee. IPA shall establish and maintain a Quality Assurance Committee which shall meet at least monthly. A member of the PacifiCare medical services staff may participate in IPA's Quality Assurance Committee meetings. The IPA Quality Assurance Committee shall keep minutes of the committee meetings, a copy of which shall be made available to PacifiCare upon ten (10) days written notice by PacifiCare to IPA. The task of the Quality Assurance Committee may be assumed by the Utilization Review Committee described in Section 3.13; however, in such event, the Utilization Review and Quality Assurance Committees must hold separately convened meetings and the minutes of each meeting must be separately maintained.

                IPA shall, at the written request of PacifiCare, make available one (1) Member Physician from IPA to attend the PacifiCare Quality Assurance Committee meetings. The intent of this Section is to have at least one Member Physician from IPA serve for six (6) months on the PacifiCare Quality Assurance Committee during a three (3) year period. IPA shall develop written procedures for remedial action whenever, it is determined by

PacifiCare's Quality Assurance Committee, inappropriate or substandard Health Care Services have been furnished or Health Care Services that should have been furnished have not been furnished. Upon request, PacifiCare shall assist IPA in the formulation of such remedial procedures.

          3.16 RECIPROCITY AGREEMENTS - IPA agrees to develop agreements among PacifiCare's Participating Medical Groups to assure reciprocity of health care among the Participating Medical Groups for PacifiCare Subscribers. IPA shall accept non-emergency or specialty Referrals from such other Participating Medical Groups and such other Participating Medical Groups shall be required to accept non-emergency or specialty Referrals from IPA. Payment for the foregoing Referrals shall be no greater than [ ** ] of IPA's usual and customary fee-for-service rates then in effect as long as claims for authorized Health Care Services are paid within forty-five (45) days of the date of initial billing.

          3.17 INDIVIDUAL STOP-LOSS PROGRAM - IPA agrees to participate in and assume the rights and responsibilities of the PacifiCare Stop-Loss Program as defined in Attachment A3, attached hereto and incorporated in full herein by reference.

          3.18 OTHER CONTRACTUAL COMMITMENTS - IPA represents and assures PacifiCare that contractual commitments with other HMOs, competitive medical plans and health related entities do not restrict or impair IPA from performing its duties under this Agreement.

          3.19 DISSEMINATION OF INFORMATION - IPA agrees that PacifiCare may use IPA's name, address, telephone number, and a listing of IPA's Member Physicians and Specialist Physicians in any informational material routinely distributed to Subscribers and for other purposes related to the administration of the PacifiCare Health Plan as an indication of IPA's willingness to provide Health Care Services to Subscribers.

          Prior to listing or otherwise referencing PacifiCare in any promotional or advertising brochures, media announcements or other advertising or marketing material, IPA shall first obtain the prior subjective consent of PacifiCare.

          3.20 WRITTEN AGREEMENTS - IPA shall secure written agreements, consistent with the terms of this Agreement and in compliance with all state and federal law, with all Specialist Physicians regularly utilized as a part of IPA's referral system.

          3.21 MEDICAL CARE CRITERIA - IPA shall utilize the criteria for medical care that is established or approved by PacifiCare's Quality Assurance Committee as a standard reference in determining appropriate lengths of stay for hospitalized Subscribers or appropriate utilization patterns for referral to specialty services.

          3.22 NONDISCRIMINATION - IPA represents and assures that Health Care Services are rendered to Subscribers in the same manner as such services are provided to IPA's other patients, except as required pursuant to this Agreement. Subscribers shall not be subject to any discrimination whatsoever by IPA in regards to access to Health Care Services.

          3.23 ACCOUNTS PAYABLE SYSTEM - IPA agrees to operate its accounts payable system in a manner which assures that providers of authorized Medical Services who are Member Physicians and non-Member Physicians receive payment for Medical Services rendered to Subscribers within forty-five (45) working days of IPA's receipt of an uncontested claim from such Member Physicians and non-Member Physicians. IPA shall permit PacifiCare to review that portion of their accounts payable system which pertains to claims payment for services delivered to PacifiCare Subscribers. In the event IPA fails to meet the payment timeliness discussed in this Section 3.23, in additional to exercising any other remedies it may have under this Agreement, PacifiCare may take actions to assist IPA in operating its accounts payable system including, but not limited to, assuming the obligation of paying IPA's Member Physicians and Non-Member Physicians and charging IPA as administrative fee for performing such services.

          3.24 CATASTROPHIC CASE MANAGEMENT - IPA agrees that PacifiCare's medical director may be involved in the management and coordination of Catastrophic Cases. IPA will fully assist PacifiCare in providing information that may be required in determining the need for a transfer of a Subscriber into PacifiCare's regional centers for the care of Catastrophic Cases including, but not limited to, prompt notification of known or suspected Catastrophic Cases. Detailed procedures for Catastrophic Case management will be mutually agreed upon by the parties based upon IPA's and PacifiCare's determination of the Subscriber's transferability. Except in unusual circumstances, regional centers for care of Catastrophic Cases shall be sought within the IPA Service Area and surrounding area.

          3.25 CAPACITY REPORTING - IPA will provide to PacifiCare, at the earliest possible time, notice of any significant changes in the capacity of IPA to provide or arrange for the Health Care Services contemplated by this Agreement (E.G., addition or deletion of Member Physicians or Specialist Physicians), including a ninety (90) day written notice in the event IPA is unable to properly service additional Subscribers. IPA shall still be obligated to provide or arrange for Health Care Services to Subscribers who are with employer groups whom PacifiCare had agreed to enroll prior to ninety (90) days from the effective date of the written notice. PacifiCare shall provide IPA, upon IPA's request, current marketing information within a reasonable period for purposes of determining IPA capacity.

          3.26 REPRESENTATION OF IPA MEMBER PHYSICIANS - IPA agrees to represent its Member Physicians in matters pertaining to the provision of Health Care Services under this Agreement, and that it has obtained written consent to such representation from its Member Physicians.

          3.27 PERFORMANCE OF MEMBER PHYSICIANS - IPA agrees: (i) to develop methods for discussion of performance with its Member Physicians, (ii) to assure correction of performance of its Member Physicians consistent with the provisions of this Agreement and state and federal law applicable to the PacifiCare Health Plan, and (iii) to resolve Conformance Requests.

          3.28 WITHDRAWAL OF AN IPA FACILITY - In the event IPA seeks to withdraw one or more of the IPA Facilities listed in Attachment H from providing or arranging for Health Care Services to Subscribers under this Agreement, IPA must notify PacifiCare of such withdrawal in writing at least one hundred and eighty (180) days prior to the effective withdrawal date; after the effective date of withdrawal, IPA shall still be responsible to provide or arrange for Medical Services to the affected Subscribers at the other IPA Facilities.

     4.   DUTIES OF PACIFICARE

          4.01 ADMINISTRATION - PacifiCare agrees to perform all necessary administrative, accounting, enrollment and other functions consistent with the administration of the PacifiCare Health Plan and this Agreement.

          4.02 BENEFIT INFORMATION - PacifiCare agrees to apprise all Subscribers concerning the type, scope and duration of benefits and services to which such person is entitled under the PacifiCare Health Plan.

          4.03 ASSIST IPA - PacifiCare agrees to assist and cooperate with IPA in the development and initial implementation of procedures necessary to carry out the intent of this Agreement.

          4.04 ADMINISTRATION OF PAYMENTS - PacifiCare agrees to transmit Capitation Payments and other payments to IPA in accordance with the terms and procedures set forth in this Agreement.

          4.05 STATISTICAL INFORMATION AND PROVISION OF DATA - PacifiCare agrees to provide IPA with management information and data reasonably necessary to carry out the terms and conditions of this Agreement and for the operation of the PacifiCare Health Plan including semi-monthly Eligibility Lists and monthly capitation worksheets. Furthermore, PacifiCare shall provide, upon request, quarterly reports reflecting the utilization of Health Care Services authorized by IPA.

          4.06 SERVICES RENDERED TO INELIGIBLE SUBSCRIBERS - PacifiCare agrees to reimburse IPA for those Medical Services set forth in Attachment A2 which were provided to an ineligible Subscriber if the Subscriber was listed as eligible on the most current Eligibility List provided to IPA by PacifiCare. If PacifiCare is in receipt of a billing to such ineligible Subscriber from IPA and proof of having sent the Subscriber or the Subscriber's legal guardian two (2) bills no less than thirty (30) days apart, PacifiCare will reimburse IPA [ ** ] of IPA's ordinary and customary fee-for-service rates then in effect for those Medical Services rendered but no greater than [ ** ] of the still uncollected balance. If subsequent to payment by PacifiCare, IPA receives any payment from another source for the services, then IPA shall reimburse PacifiCare up to the amount previously received from PacifiCare. If a Subscriber becomes ineligible for benefits under the PacifiCare Health Plan after IPA or Member Physicians have begun treatment of the Subscriber (provided the Subscriber is not hospitalized at the time of becoming ineligible), IPA shall be entitled to make all subsequent charges for its services directly to the Subscriber. If the Subscriber is hospitalized at the time of becoming ineligible, IPA shall be entitled to make charges directly to the Subscriber only for services provided after the Subscriber is discharged from such hospital treatment.

          4.07  DISSEMINATION OF INFORMATION - Except as provided above in
Section 3.19, prior to listing or otherwise referencing IPA in any promotional or advertising brochures, media announcements or other advertising marketing material, PacifiCare shall first obtain the prior consent of IPA, such consent not to be unreasonably withheld.

     5.   COMPENSATION

          5.01 CAPITATION PAYMENTS - PacifiCare shall make monthly Capitation Payments to IPA as outlined in Attachment C, due and payable on the tenth (10th) day of the month for the current month's Medical Services.

          5.02 ADDITIONAL PAYMENTS - PacifiCare and IPA agree to provide payments to each other, if applicable, in accordance with the terms of the Hospital Control Program, Individual Stop-Loss Program, Pharmacy Control Program and AIDS Stop-Loss Program, as specified in Attachments A5, A3, E and F, respectively, incorporated in full herein by reference.

          5.03 ADEQUACY OF COMPENSATION - IPA shall accept the payments specified in this Agreement as payment in full for all Medical Services provided Subscribers during each month for which such payments are to be received by IPA. In the event PacifiCare fails to make any payments to IPA as provided herein, whether from PacifiCare's insolvency or otherwise, Subscribers shall not be liable to IPA or its Member Physicians under any circumstances for Health Care Services. Surcharges for Health Care Services provided or arranged by IPA or Member Physicians are prohibited; upon notice of the existence of any such Surcharge, PacifiCare will take appropriate action consistent with the terms of this Agreement to eliminate such Surcharges.

     6.   TERM OF AGREEMENT

          6.01 TERM - The term of this Agreement shall be three (3) years commencing January 1. 1990, and shall automatically renew on each successive January 1st thereafter until terminated by either party. The parties acknowledge and understand that a three (3) year term will be in effect on each anniversary of the date of commencement of this agreement unless terminated pursuant to Section 7. Either party may terminate this Agreement without cause by providing written notice of termination to the other party by registered or certified mail at lease one hundred twenty (120) days before the expiration of the term then in effect. If notice of termination has been served, then the effective date of termination of this Agreement shall be midnight on the last day of the term then in effect. Subject to Paragraph
3.09 hereunder, in no case shall this Agreement terminate before the annual renewal date of employers under contract with PacifiCare, whose PacifiCare Subscribers receive their Medical Services through IPA.

     7.   TERMINATION

          7.01 TERMINATION OF AGREEMENT WITH MATERIAL CAUSE - Either party, as appropriate, may terminate this Agreement for material cause as set forth in Sections 7.01.01 or 7.01.02 hereof subject to the notice and cure periods set out in Section 7.02 hereof. In the event either party shall desire to so terminate this Agreement, the terminating party shall give written notice of termination stating the actions of the other party constituting material cause for termination.

                7.01.01 CAUSE FOR TERMINATION OF AGREEMENT BY IPA - The following shall constitute cause for termination of this Agreement by IPA:

                a. NON-PAYMENT - Failure by PacifiCare to pay Capitation Payments due to IPA hereunder within fifteen (15) days of the Capitation Payment due date or failure by PacifiCare to make any other payments due to IPA hereunder within forty-five (45) days of any such payment's due date.

                b. REVOCATION OF CERTIFICATION OR LICENSE - Revocation by the State of California or the United States Government of any certification or license of PacifiCare necessary for the performance of this Agreement.

                c. BREACH OF MATERIAL TERM AND FAILURE TO CURE - PacifiCare's breach of any material term, covenant, or condition and subsequent failure to cure said breach as provided in Section 7.02 hereof. The written notice of termination shall contain specific reference as to the breaches which have caused such failure.

                7.01.02 CAUSE FOR TERMINATION OF AGREEMENT BY PACIFICARE - The following shall constitute cause for termination of this Agreement by
PacifiCare:

                a. FINANCIAL FAILURE OF IPA - PacifiCare's reasonable determination of IPA's anticipated inability to provide or arrange for Health Care Services as described herein due to the likelihood of IPA's lack of financial resources, other than due to PacifiCare's non-payment of amounts due IPA hereunder. IPA shall have the opportunity to dispute such determination by PacifiCare by providing reasonable evidence and assurances of financial stability and capacity to perform under this Agreement.

                b. FAILURE TO PROVIDE QUALITY MEDICAL SERVICES - Failure to maintain the standards set forth in Section 3.02 of this Agreement and such failure is not corrected consistent with the provisions of Section 7.02. The written notice of termination shall contain specific reference to the breaches which have caused such failure. PacifiCare reserves the right to withdraw from IPA all or part of its Subscribers if the Health Care Services are not being properly provided or arranged for pursuant to this Agreement and such deficiencies are not corrected consistent with the provisions of Section 7.02 of this Agreement.

                c. FAILURE TO RENDER SERVICES - Failure to provide or arrange Health Care Services to Subscribers as provided herein. The written notice of termination shall contain specific reference as to the breaches which have caused such failure.

                d.    BREACH OF MATERIAL TERM AND FAILURE TO CURE - IPA's
breach of any material term, covenant or condition of the Agreement and subsequent failure to cure said breach as provided in Section 7.02 of this
Agreement.    The written notice of termination shall contain specific reference to the breaches which have caused such failure.

          7.02 CURING PERIOD AND TERMINATION DATE - A party receiving written notice of termination shall have thirty (30) days from the receipt of such notice to cure or otherwise eliminate the circumstances constituting cause for termination. If such party fails to cure or eliminate the circumstances constituting cause for termination within a thirty (30) day period, this Agreement shall terminate at the end of the 30 day period, such expiration date being sometimes called herein the "effective date of termination."

          7.03 REPAYMENT UPON TERMINATION - Within one hundred eighty (180) days of the effective date of termination of this Agreement as provided herein, an accounting shall be made by PacifiCare of monies due and owing either party and payment shall be forthcoming by the appropriate party to settle such balance within thirty (30) days of such accounting. Either party may request an independent audit of such PacifiCare accounting by a mutually acceptable certified public accountant and such audit shall be equally paid for by both parties. The parties agree to abide by the findings of such independent audit and appropriate payment by the appropriate party, if any, shall be made within thirty (30) days of such independent audit.

          7.04 TERMINATION NOT AN EXCLUSIVE REMEDY - Any termination by either party pursuant to this Section 7 is not meant as an exclusive remedy and such terminating party may seek whatever action in law or equity as may be necessary to enforce its rights under this Agreement.

     8.   RECORDS, DATA COLLECTION, CITATIONS AND RIGHT TO INSPECT RECORDS.

          8.01 RECORDS - IPA shall maintain and provide such records and information as reasonably necessary for PacifiCare to properly administer the PacifiCare Health Plan consistent with state and federal law. Among the reports which IPA shall provide to PacifiCare are completed reports within fifteen (15) days following the end of each month containing an itemized list of all Medical Services, other than Hospital Services, provided to or arranged for Subscribers
during such month.    This report shall be as described in the PacifiCare
Provider Policies and Procedures Manual. The duties imposed by this section 8.01 shall not terminate upon termination of this Agreement, whether by rescission or otherwise and shall be in effect until the completion of the phase-out period. The cost for preparation and submission of this data shall be borne solely by IPA.

          8.02 CONFIDENTIALITY OF RECORDS - IPA shall safeguard the confidentiality of Subscriber health records and treatment in accordance with all state and federal laws, including, without limitation, the Privacy Act, as implemented by 45 Code of Federal Regulations 5(b) and the regulations promulgated thereunder.

          8.03 DATA COLLECTION - IPA shall maintain and provide to PacifiCare, on a timely basis, the utilization data more particularly described in the PacifiCare Provider Policies and Procedures Manual for the effective management of PacifiCare's health care delivery system.

          8.04 RIGHT TO INSPECT - IPA shall provide access at reasonable times upon demand by PacifiCare, or any governmental regulatory agency responsible for the administration of health care service plans, to inspect facilities, equipment, books and records relating to the performance of this Agreement, including, without limitation, Subscriber patient records, financial records pertaining to the cost of operations and income received by IPA for Health Care Services rendered to Subscribers.

          8.05 FINANCIAL STATEMENTS - IPA shall provide to PacifiCare within forty five (45) days of the end of each calendar quarter copies of its quarterly financial statements, which shall include a balance sheet, statement of income and a statement of cash flow (the "financial statements") prepared in accordance with generally-accepted accounting principles. Such quarterly statements shall be certified by the chief financial officer of IPA as accurately reflecting the financial condition of IPA for the period indicated. In addition, IPA shall provide to PacifiCare, within forty five (45) days of the end of each calendar year, copies of its audited annual financial statements.

          8.06 TRANSFER OF MEDICAL RECORDS UPON TERMINATION - Upon the effective date of termination of this Agreement and, if applicable, upon the expiration of the phase-out period set forth in Section 3.09, at PacifiCare's request, IPA shall copy all active PacifiCare Subscriber patient medical files in IPA's possession and forward such files to another provider of Health Care Services designated by PacifiCare, provided such copying and forwarding is not otherwise objected to by Subscribers. The copies of such medical files may be in summary form. The cost of copying the patient medical files shall be borne by IPA. IPA shall cooperate with PacifiCare in maintaining the confidentiality of such confidential and proprietary information and trade secrets at all times.

     9.   UTILIZATION OF IPA

          9.01 UTILIZATION OF IPA BY PACIFICARE - Nothing in this Agreement shall be construed to require PacifiCare to assign any minimum or maximum number of Subscribers to IPA, nor to require PacifiCare to utilize the Health Care Services of IPA for any or all Subscribers in the IPA Service Area.

     10.  APPLICABLE LAW AND DISPUTE RESOLUTION

          10.01 APPLICABLE LAW - This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted, and enforced in accordance with, and governed by, the laws of the State of California and the United States and all the regulations promulgated pursuant thereto. Any provisions required to be in this Agreement by any federal or state law or regulations shall bind PacifiCare and IPA whether or not expressly provided in this Agreement.

          10.02 DISPUTES BETWEEN IPA AND SUBSCRIBER NOT GOVERNED BY AGREEMENT - Any controversies or claims between IPA and Subscriber arising out of IPA's performance of this Agreement are not governed by this Agreement. IPA and Subscriber may seek any appropriate legal action to resolve such controversy or claim deemed necessary.

          In the event of dispute between IPA and a Subscriber and upon mutual agreement between IPA and such Subscriber, PacifiCare agrees to make available the Subscriber Grievance Resolution Process described in the PacifiCare Health Plan Agreement for resolution of such dispute. In such instance, the decision of the PacifiCare Subscriber Satisfaction Committee and Board of Directors shall not be binding upon the parties except upon agreement between IPA and the Subscriber. Nor shall such grievance be subject to binding arbitration except upon agreement between the parties. Should IPA and Subscriber fail to resolve the grievance, IPA and Subscriber may seek any appropriate legal action deemed necessary by such party.

          10.03 PAYMENT DISPUTES INVOLVING IPA - In the event IPA fails to make a payment to a Specialist Physician within sixty (60) days of the submission of the bill by Specialist Physician to IPA and the validity and the amount of the submitted bill are undisputed, PacifiCare may, in its sole and absolute discretion, elect to pay the Specialist Physician on behalf of IPA and deduct such payment from IPA's next monthly Capitation Payment.

          Should a dispute concerning a claim for payment for Medical Services rendered to Subscribers arise between IPA and a Specialist Physician who is a Participating Medical Provider, IPA or the Specialist Physician, may submit a written complaint to PacifiCare. The complaint shall describe the disputed claim and the basis for the amounts claimed and include the applicable written agreement between IPA and the Specialist Physician. PacifiCare shall investigate the complaint and make a determination of the whether or not the claim is valid and should be paid. In the event PacifiCare determines that IPA owes any amount to Specialist Physician, IPA shall make such payment within thirty (30) days of PacifiCare's determination. If IPA fails to pay the amount due within this thirty (30) day period, PacifiCare may deduct the amount owed from IPA's next monthly capitation payment. This amount will temporarily be placed in an account (the "Claims Dispute Account") which shall be established by PacifiCare. If IPA or Specialist Physician wishes to contest PacifiCare's determination, either may do so by initiating an action for binding arbitration and notifying PacifiCare of such initiation within thirty (30) days of PacifiCare's determination. If IPA or Specialist Physician fails to request arbitration within thirty (30) days or if the arbitration affirms PacifiCare's decision that amounts are owing from IPA to Specialist Physician, PacifiCare shall release from the Claims Dispute Account the amount owing to Specialist. If the arbitration results in a decision that no money or a lesser amount than was determined by PacifiCare is owing to Specialist Physician, PacifiCare shall release to IPA the amounts which were erroneously withheld from IPA's Capitation Payment.

          In the event this Agreement has been terminated prior to PacifiCare's investigation and written determination and PacifiCare's investigation results in a determination that IPA owes money to Specialist Physician, PacifiCare may, in its sole and absolute discretion, elect to pay Specialist Physician on behalf of IPA and seek reimbursement from IPA through arbitration as described in
Section 10.01.

     11.  NOTICE

          11.01 NOTICE - Any notice required to be given hereunder shall be in writing and either delivered personally or sent by registered or certified mail, return receipt requested, to either PacifiCare or IPA at the addresses listed below, or at such other addresses as either PacifiCare or IPA may hereafter designate to the other:

                           To PacifiCare:    PacifiCare of California
                                             P.O. Box 6006
                                             Cypress, California 90630-0006
                                             Attention: President

                           To IPA: Santa Ana/Tustin Physicians Group 14642 Newport Avenue, #410
                                             Tustin, CA 92680
                                             Attention: Administration

          All notices shall be deemed given on the date of delivery if delivered personally or on the day three (3) business days after such notice is deposited in the United States mails, addressed and sent as provided above.

     12.  MISCELLANEOUS

          12.01 PROTECTION OF SUBSCRIBER - IPA may not impose any limitations on the acceptance of Subscribers for care or treatment that it does not impose on other patients of the IPA. Neither PacifiCare, IPA nor Hospitals may request, demand, require or seek directly or indirectly the transfer, discharge, or removal of any Subscriber for reasons of Subscriber's need for, or utilization of, Medically Necessary Medical or Hospital Services, except in accordance with the procedures established for such action. IPA shall not refuse or fail to provide Medically Necessary Health Care Services to any Subscriber.
Procedures for removal, discharge or transfer of Subscribers shall be mutually agreed upon between IPA and PacifiCare consistent with the PacifiCare Health Plan.

          12.02 OTHER AGREEMENTS - Nothing in this Agreement shall prevent PacifiCare and IPA from contracting with each other for provision of services not covered by this Agreement.

          12.03 GOVERNING LAW - PacifiCare, IPA and this Agreement are subject to the laws of the State of California and the United States of America, specifically: the California Knox-Keene Act and the regulations promulgated thereunder by the California Department of Corporations, and the Health Maintenance Organization Act of 1973 and the regulations promulgated thereunder by the United States Department of Health and Human Services.

          IPA shall maintain such records and provide such information to PacifiCare or the California Commissioner of Corporations as may be necessary for the compliance by PacifiCare with the provisions of the above Acts and regulations, and such records shall be retained by IPA for at least two (2)
years following the provision of Health Care Services.    This obligation is not
terminated upon termination of this Agreement, whether by rescission or otherwise.

          Any provisions required to be in this Agreement by any of the above Acts and regulations shall bind PacifiCare and IPA whether or not expressly provided in this Agreement.

          12.04 REFUSAL BY PHYSICIAN - If IPA or any of its Member Physicians refuses to provide or arrange Health Care Services to a Subscriber assigned to IPA for any reason whatsoever, it shall remain the responsibility of IPA to assure that such Subscriber receives Health Care Services consistent with the terms of this Agreement.

          12.05 CONFIDENTIAL AND PROPRIETARY INFORMATION

                12.05.01 INFORMATION CONFIDENTIAL AND PROPRIETARY TO PACIFICARE - IPA acknowledges that all PacifiCare Subscribers participating in a PacifiCare Health Plan individually or through an employer group and receiving Health Care Services shall be Subscribers of PacifiCare. Subscriber and employer group information shall include, without limitation, the names, addresses and telephone numbers of all Subscribers, the names, addresses and telephone numbers of employer group employees responsible for health benefits and the officers and directors of such employer groups; member, employer and administrative service manuals and all forms related thereto; and records, files (other than patient medical files) and lists contained in IPA and PacifiCare files.

                IPA acknowledges that all such information is confidential and proprietary to PacifiCare and that such Subscriber and employer group information contains valuable trade secrets of PacifiCare.

                All PacifiCare Subscriber agreements and the information contained therein regarding PacifiCare, IPA, employer groups, Subscribers or the financial arrangements between a hospital, IPA and PacifiCare is confidential and proprietary to PacifiCare.

                IPA shall maintain all Subscriber information and other PacifiCare trade secret information confidential. IPA shall not disclose or use any confidential and proprietary information for its own benefit or gain either during the term of this Agreement or after the date of termination of this Agreement; provided, however, that IPA may use the name, address and telephone number or other medical information of a PacifiCare Subscriber if Medically Necessary for the proper treatment of such Subscriber or upon express prior written permission of PacifiCare.

                Upon the effective date of termination of this Agreement and, if applicable, upon the expiration of the phase-out period set forth in Section 3.09, IPA shall provide and return to PacifiCare all confidential and proprietary information and trade secrets in its possession in a reasonable manner to be specified by PacifiCare.

                12.05.02   INFORMATION CONFIDENTIAL AND PROPRIETARY TO IPA -
IPA shall provide PacifiCare with a written description of all information proprietary to IPA which is confidential and contains trade secrets of IPA ("IPA Information"). PacifiCare shall maintain IPA Information confidential. PacifiCare shall not disclose or use any IPA Information for its own benefit either during the term of this Agreement or after the effective date of termination of his Agreement. Upon termination of this Agreement, PacifiCare shall provide and return to IPA all IPA Information in its possession in a manner to be specified by IPA. PacifiCare shall cooperate with IPA in maintaining the confidentiality of IPA Information at all times.

                12.05.03 SOLICITATION OF PACIFICARE SUBSCRIBERS OR EMPLOYER GROUPS - IPA shall not directly or indirectly engage in the practice of solicitation or the patronage of PacifiCare's Subscribers or employer groups without PacifiCare's prior written consent. Solicitation shall mean conduct by an officer, agent, employee or Member Physician of IPA or its assignee or successor during the Initial Term or any subsequent term of this Agreement and continuing for a period of one (1) year after the effective date of termination of this Agreement which may be reasonably interpreted as designed to persuade PacifiCare Subscribers or employer groups to discontinue their Subscriber or group agreements with PacifiCare or to continue to receive health care services from IPA on a fee-for-service basis or to encourage PacifiCare Subscribers or employer groups to participate in the prepaid health service plan offered by IPA, or any other prepaid health service plan (the "Solicitation"). The breach of this Section 12.05.03 during any term of this Agreement shall be grounds for termination of this Agreement pursuant to

Section 7.01.02 of this Agreement. IPA's provision of executive physicals and provision of Health Care Services pursuant to industrial medicine contracts shall not be in violation of this Section 12.05.03.

          12.06 CONFIDENTIALITY OF THIS AGREEMENT - To the extent reasonably possible, each party agrees to maintain this Agreement as a confidential document and not to disclose the Agreement or any of its terms without the approval of the other party.

          12.07 ASSIGNMENT - This Agreement and the rights, interests, and benefits hereunder shall not be assigned, transferred, pledged, or hypothecated in any way by IPA or PacifiCare and shall not be subject to execution, attachment or similar process, nor shall the duties imposed herein be subcontracted or delegated without the written consent of the other party. Notwithstanding, PacifiCare may assign, transfer, pledge or hypothecate this Agreement and its rights, interests and benefits hereunder to any entity which has at least majority control of PacifiCare or to any entity of which PacifiCare has at least majority control.

          12.08 INVALIDITY OF SECTIONS OF AGREEMENT - The unenforceability or invalidity of any paragraph or subparagraph of any section or subsection of this Agreement shall not affect the enforceability and validity of the balance of this Agreement.

          12.09 WITHDRAWAL OF SUBSCRIBERS BY PACIFICARE - PacifiCare reserves the right to withdraw from IPA all or part of the Subscribers from IPA whose Health Care Services are not being properly provided or arranged pursuant to this Agreement. PacifiCare shall provide written notice to IPA of such withdrawal and the reasons therefore. PacifiCare shall then allow IPA thirty
(30) days from the date of such notice to correct deficiencies. If such deficiencies are not corrected to PacifiCare's satisfaction within said period, PacifiCare may withdraw its Subscribers as provided in this Section 12.09 and remove IPA's name from PacifiCare's marketing materials.

          12.10 TRANSFER OF SUBSCRIBERS - PacifiCare and IPA shall exercise reasonable efforts in discouraging Subscriber transfers except at re-enrollment periods, or when a Subscriber can show just cause for such transfer and PacifiCare agrees to such transfer. Nevertheless, PacifiCare may require transfer of Subscribers assigned to IPA for any reason; or, IPA may request transfer of Subscribers assigned to it by PacifiCare to other IPAs for cause or if the capacity of IPA is overburdened so that the provision of Health Care Services as required by this Agreement is affected.

          12.11 CAPTIONS - Captions in this Agreement are descriptive only and do not affect the intent or interpretation of the Agreement.

          12.12 AMENDMENT - This Agreement may be amended or modified only by mutual written consent of the parties. Notwithstanding the foregoing sentence, PacifiCare may amend this Agreement upon sixty (60) days written notice to IPA in order to maintain compliance with applicable federal and state laws. Any such amendment which affects a legally required duty or responsibility of IPA and has a material adverse economic effect upon IPA as reasonably demonstrated by IPA to PacifiCare, shall be subject to the provisions of Section 12.13 below.

          12.13 MODIFICATIONS OF THIS AGREEMENT AND/OR PACIFICARE PROVIDER
AND PROCEDURES MANUAL AND/OR PACIFICARE HEALTH PLAN - Anything to the contrary herein notwithstanding, in the event of any material modification of this Agreement and/or the PacifiCare Provider and Procedures Manual and/or the PacifiCare Health Plan that (i) affects a material duty or responsibility of IPA, and (ii) causes a material economic detriment to IPA. IPA and PacifiCare shall seek to agree to an amendment to this Agreement which satisfactorily addresses the effect on IPA's material duty or responsibility and reimburses the material economic detriment caused to IPA. In the event such an agreement cannot be reached within sixty (60) days after the date PacifiCare gives IPA written notice of such modification, such modification shall not be effective.

          12.15 TERMS; SECTIONS - Unless otherwise indicated, all terms in any appropriate attachments, addenda and amendments hereto shall have the same meaning attributed to such terms in the body of this Agreement and references to section numbers are to the appropriate sections of this Agreement.

          12.16 IPA'S AUTHORIZED REPRESENTATIVE - Unless otherwise indicated in writing to PacifiCare, IPA warrants and authorizes its administrator to act as its fully authorized representative to represent IPA and Member Physicians in this Agreement and to receive any and all communications and notices hereunder.

          12.17 ATTORNEYS' FEES AND COSTS - If any action at law or suit in equity is brought to enforce or interpret the provisions of this Agreement or to collect any monies due hereunder, the prevailing party shall be entitled to reasonable attorneys' fees and reasonable costs, together with interest thereon at the highest rate provided by law, in addition to any and all other relief to which it may otherwise be entitled.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement in Tustin, California, on 2/14, 1990.


                                 PACIFICARE OF CALIFORNIA

                                 By: /s/ Richard Lipeles
                                    --------------------------------
                                 Title: President


                                 IPA  Santa Ana - Tustin
                                      Physicians Group, Inc.

                                 By: /s/ Melvin L. Reich
                                    --------------------------------
                                 Title: President

                                      PACIFICARE

                               SCHEDULE OF ATTACHMENTS

A.   A1.  Hospital Services

     A2.  Medical Services

     A3.  Individual Subscriber Stop Loss Program

     A4.  Cost of Care

     A5.  Hospital Control Program

B.   PacifiCare Health Plan Subscriber Agreement

C.   Capitation Payment Rates and Methodology

D.   PacifiCare Provider Policies and Procedures Manual

E.   Pharmacy Control Program

F.   AIDS Stop Loss Program

G.   IPA Facilities

H.   Division of Financial Responsibility

                                    ATTACHMENT A1

                                  HOSPITAL SERVICES

Hospital Services are initially paid by PacifiCare. The financial responsibility for Hospital Services is shared between PacifiCare and IPA pursuant to the Hospital Control Program as set forth in Attachment A5. A summary of some Hospital Services includes the following:

     1. INPATIENT HOSPITAL CARE - Inpatient hospital care, as determined to be Medically Necessary. Subscriber shall be assigned semi-private units, unless medical necessity dictates private accommodations. Where the Subscriber requests private accommodations, not required for medical purposes, the incremental difference in fee-for-service rates shall be the responsibility of the Subscriber. A summary of inpatient care includes:

          a. Medical/Surgical Care, Intensive Care, Cardiac Care and other special care units (including hospital services associated with non-experimental transplants as defined by the federal Office of Prepaid Healthcare guidelines);
          b. Nursing Services, meals, drugs, medications (excluding take-home medications), blood transfusions;
          c.    Medical and Surgical supplies and appliances;
          d. Rehabilitation services, such as: inpatient physical, occupational and speech therapy.
          e.    Detoxification

     2. SKILLED NURSING - Skilled nursing facility care, as determined to be Medically Necessary. Patients shall be assigned semi-private units, unless medical necessity dictates private accommodations. Where the Subscriber requests private accommodations, not required for medical purposes, the incremental difference in the fee-for-service rates shall be the responsibility of the Subscriber.

     3. HOSPITAL BASED PHYSICIAN SERVICE - All hospital based physician services where the physician provides the professional component of an inpatient hospital based service, the hospital outpatient surgery center service, or a free-standing surgery center service. The charges of an anesthesiologist are not included as a Hospital Service. (See paragraph 7 below in this Attachment A1.)

     4. TRANSPORTATION EXPENSES - Approved ambulance services provided within the IPA Service Area for Subscribers. When transfer of a Subscriber from one facility to another is authorized by IPA or PacifiCare, the cost of such transfer shall be a Hospital service. The method of transfer shall be determined by IPA, but IPA shall coordinate all Subscriber transfers to or from Hospital with designated Hospital
          personnel.    Also included are paramedic services in emergency cases
          in the IPA Service Area.

     5. EMERGENCY SERVICES IN THE IPA SERVICE AREA - IPA Service Area Emergency Services include emergency room charges and associated emergency room physician and ancillary charges, inpatient medical and other Health Care Services provided which cannot be delayed until facilities or physicians of the Hospital or IPA (or alternatives authorized by IPA) can be used without possible serious effects to the health of the Subscriber. Such services must be Medically Necessary Emergency Services.

     6. HOME HEALTH CARE - As determined to be Medically Necessary, as mutually agreed to by IPA and PacifiCare, including any required DME and IV Therapy Services.

     7. OUTPATIENT SURGERY - Facility, supply charges and the professional component of lab and x-ray services normally included with impatient procedures for outpatient surgery done either at the Hospital or a
          free-standing surgery center.    Charges for anesthesiology services
          rendered during an outpatient surgery are excluded as a Hospital Service.

     8.   OTHER HOSPITAL SERVICES

          a. Devices surgically implanted during a hospital confinement or during an outpatient surgery performed at the Hospital outpatient surgery center or a free-standing surgery center.
          b. Appealed Services - Hospital Services denied by a Participating Medical Group and PacifiCare which are found on appeal or arbitration through the Subscriber grievance resolution process to be Hospital Services which the Subscriber was entitled to have furnished under the Pacificare Health Plan.
          c.    Chemotherapy Drugs (impatient and outpatient)
          d.    Inpatient and outpatient dialysis (including professional fees)
          e. Other Health Care Services that must be performed in a hospital or surgicenter (e.g. angiograms)

     9.   HOSPITAL SERVICES EXCLUDE THE FOLLOWING:

          a. Durable Medical Equipment, except as provided in paragraphs 6 and 8(a) above.
          b. Medical Services in the IPA Service Area as defined by Attachment A2 hereto.
          c.    Outpatient prescription drugs.
          d. All out-of-IPA Service Area expenses, except those elective Referrals as authorized by IPA. PacifiCare, in conjunction with IPA, shall make all decisions regarding the duration of a Subscriber's care at the out-of-IPA Service Area facility and transfer of the Subscriber to an IPA Service area facility.
          e.    Impatient and outpatient psychiatric care.
          f.    Chemical dependency rehabilitation.
          g. Vision materials (lenses and frames) except for those surgically implanted as provided in paragraph 8(a) above.
          h.    Anesthesiology services (inpatient and outpatient).
          i. Experimental procedures, including any type of procedure not generally recognized as of value by the medical community and its societies, as determined by PacifiCare in the reasonable exercise of its discretion and consultation with IPA.
          j.    Cosmetic Surgery, except when performed to correct or repair the physical functioning of a body part as a result of a
                functional disorder or accidental injury.

                                    ATTACHMENT A2

                                   MEDICAL SERVICES

I. Medical Services provided in the IPA Service Area are the financial responsibility of IPA. A summary of some Medical Services includes the following:

     1. PHYSICIAN SERVICES - Subscribers shall be entitled to Medically Necessary covered inpatient and outpatient physician services included in the PacifiCare Health Plan, attached hereto as Attachment B and included in full herein by reference. A summary of some physician services includes the following:

          a. IPA Service Area inpatient services (including anesthesiology services and physician services associated with non-experimental transplants as determined by Pacificare) and outpatient physician care.
          b. Outside Referrals to consultants including emergency room consultations (not including emergency room physician charges).
          c. Referrals by IPA to emergency room for non-emergency conditions.
          d. Out-of-IPA Service Area physician services when such Medical Services are rendered on an elective basis and upon approval of IPA.

     2.   OUTPATIENT SERVICES - Such services include, among others:

          a.    Outpatient pathology and radiology.
          b.    Outpatient mental health (professional services only).
          c.    Refractions.
          d. Short term, Medically Necessary rehabilitation (speech, physical and occupational) therapy.
          e.    Health education and social services.
          f. Immunizations when determined Medically Necessary by an IPA Member Physician as recommended by the U.S. Public Health Services and American Academy of Pediatrics.
          g.    Periodic health evaluations.
          h.    Hearing screening, including audiogram.
          i.    Allergy testing and treatment.
          j. Lenses and frames required after cataract surgery, except lenses surgically implanted during an outpatient surgery performed at Hospital or at a free-standing surgery center.
          k.    Anesthesiology services.
          l.    Mammography screening as required by state and federal law.
          m. Durable medical equipment, corrective appliances, artificial aids, and prosthetics. (If Applicable)

     3. OTHER SERVICES - Medical Services denied by IPA and PacifiCare which are found on appeal or arbitration through the Subscriber grievance resolution process to be Medical Services which Subscriber was entitled to have furnished through the PacifiCare Health Plan.

     II.  Medical Services exclude the following:

          a. Professional components on all hospital based physicians for inpatient procedures and outpatient surgeries, except anesthesiology as noted in paragraphs I(1)(a) and I(2)(a) above.
          b. Outpatient mental health visits in excess of twenty (20) visits per Subscriber Year.
          c.    Outpatient prescription drugs.
          d.    Chemotherapy drugs.
          e. Out-of-IPA Service Area expenses, except pursuant to paragraph I(1)(d) above. PacifiCare, in consultation with IPA, shall make all decisions regarding the duration of a Subscriber's care at the out-of-IPA Service Area facility and transfer of the Subscriber to an IPA Service Area facility.
          f.    Vision materials, except as noted in paragraph I(2)(k) above.
          g.    Durable medical equipment.
          h. Immunizations for foreign travel and unexpected mass immunizations.
          i. Experimental procedures, including any type of procedure not generally recognized as of value by the medical community and its societies, as determined by PacifiCare in accordance with state and federal law and in consultation with IPA.
          j. Cosmetic Surgery, except when performed to correct or repair the physical functioning of a body part as a result of a functional disorder or an accidental injury.
          k.    Home Health Care.

                                    ATTACHMENT A3

                             INDIVIDUAL STOP-LOSS PROGRAM

1. The Individual Stop-Loss ("ISL") Program is designed to limit the IPA's costs per Subscriber per year to a specified amount (the "deductible"). PacifiCare will assume all financial responsibility for the Subscriber in excess of the deductible by paying IPA, based on the payment procedure as outlined below, [ ** ] in excess of the deductible of the Cost of Care, as defined in Attachment A4, included in full herein by reference.

2.   Deductible: [  **  ] per Subscriber per calendar year.

3.   Payment Procedures:

     a. IPA must submit claims data in accordance with the procedures specified in the PacifiCare Provider Policies and Procedures Manual; such claims must be submitted no later than ninety (90) days from the end of the calendar year in order to be credited to the stop-loss program.

     b. Costs incurred by IPA for Medical Services provided during the last thirty-one (31) days of the Year for which no benefits were payable under the ISL Program because such costs were applicable to the deductible may be carried forward for inclusion in the ISL calculations for the next succeeding Year;

     c. Medical Services rendered in connection with Worker's Compensation cases or where payments for Medical Services provided under Section
          3.01 of this Agreement are receivable through the coordination of benefits, third party liability, or any other source of income, including copayments, shall not be included in the Cost of Care provided in calculating stop-loss liability;

     d.   PacifiCare will determine and pay all ISL Program claims within sixty
          (60) days of receipt of a complete claim;

     e. For continuing ISL cases (i.e., cases where more than one payment is made during the Year), PacifiCare will reimburse the IPA quarterly based on the submittal of a continuing ISL claim.

     f. If the Subscriber transfers in the middle of the Year to another Participating Medical Group and then exceeds the ISL, the payment for all Medical Services in excess of the ISL will be shared proportionately among the Participating Medical Groups who provided Medical Services to the Subscriber during the Year.

                                    ATTACHMENT A4

                                     COST OF CARE

     For purposes of this Agreement, the Cost of Care for Medical Services rendered by IPA to Subscribers shall equal:

          a) [ ** ] of the fees charged by IPA to IPA's fee-for-service patients for the same or similar services, if the same or similar services are rendered by IPA; or

          b) [ ** ] of the fees actually paid, if the services are rendered by providers other than IPA.

     IPA shall provide PacifiCare with a copy of IPA's fee-for-service fee schedule and shall notify PacifiCare thirty (30) days prior to the effective date of any changes in such fee schedule. The amount of increase of IPA's fees shall be limited to [ ** ] per Year for purposes of any calculations pursuant to this Agreement, regardless of the actual percentage increase in IPA's fees each Year.

     IPA shall notify PacifiCare of the existence and payment or discount provisions of any agreements between IPA and other providers who render Medical Services to Subscribers.

                                    ATTACHMENT A5

                            HOSPITAL CONTROL PROGRAM (HCP)

1.   INTRODUCTION

The Hospital Control Program is designed to provide a financial incentive for the control of inpatient, in-area emergency services and selected other outpatient services. When actual incurred costs, when compared to a predetermined budget, are favorable then the savings are shared with the IPA. Conversely, when actual incurred costs exceed the budget, then the IPA also shares the additional costs. Limitations are included at both the individual member level (through the payment of a reinsurance premium for specific stop loss) and at the aggregate level (through a percentage limitation on overall shared savings or losses) to mitigate extraordinary performance fluctuations.

2.   BUDGET                                                        DOLLARS PMPM
                                                                   ------------
     Inpatient Hospital                                              $[  **  ]
          Utilization Rate 230 days PTMPY
          Per Diems, net of discounts, etc.
                Regular Plans $1,159 per day
                880 Plan      $  927 per day
          (including the fees of Hospital Based Physicians)

     Emergency Services
          Emergency Room & Ambulance                                 $[  **  ]
           (See Special Conditions below)
     Outpatient Services                                             $[  **  ]
          Outpatient Surgery & other hospital
          outpatient services as approved by
          PacifiCare (i.e., facility fees for outpatient dialysis)
     Selected Outpatient Services from Capitation                    $[  **  ]
          Chemotherapy Drugs
          Professional Charges for Dialysis
          Home health services expenses as approved
          by PacifiCare in advance
     Hospital Control Program Payout Pool                            $[  **  ]
                                                                     ---------
     SUB-TOTAL                                                       $[  **  ]

Reinsurance Premium
          Deductible PMPY $20,000 (30% co-insurance applies          $[  **  ]
                                     up to $100,000)                 ---------

     TOTAL BUDGET PMPM                                               $[  **  ]

                                                         ATTACHMENT A5 continued

3.   ACTUAL COSTS

Actual costs are defined for purposes of this Program as HCP - included services, incurred during the calendar year that are:

     a.   Paid, at net paid by PacifiCare
     b. Received and unpaid as of the run date of the HCP settlement calculation at gross amount billed.
     c. IPA authorized services from the immediate prior calendar year which, due to their late submission to PacifiCare, were not included in the prior year cost calculation.
                                   LESS:
     d.   member costs in excess of the reinsurance deductible specified above.
     e. Third party recoveries received during the period that are associated with current or prior year's settlements.
     f. An estimated amount to account for discounts and Copayments expected to be received on the unpaid claims included as actual costs.

4.   CALCULATION OF SAVINGS AND LOSSES

The earned budget detailed on the previous page will be adjusted to reflect the actual number of members who are enrolled in the 880 Plan. The inpatient hospital component of the budget is stated assuming [ ** ] of the members enrolled in the 880 Plan and [ ** ] of the members in all other plans.

In the event that actual costs are less than the earned budget, then the IPA shall receive the share of savings relative to the bed days per thousand members per year indicated in the following sliding scale schedule:


Bed Days/Outpt. Surgery
Per Thousand Mbrs/Year      IPA % Sharing
------------------------    --------------
[  **  ]                    [  **  ]

[  **  ]                    [  **  ]

[  **  ]                    [  **  ]

[  **  ]                    [  **  ]


For the purposes of this calculation, "Bed Days/Outpt. Surgery" shall be defined as acute inpatient days plus outpatient surgeries, net of any acute inpatient days or outpatient surgeries which are covered under reinsurance or are paid through a third party recovery or through coordination of benefits.

If actual costs are greater than the earned budget, then the IPA will be liable for [ ** ] of the amount lost up to the maximum payment specified below.

                                   [  **  ]

                                                         ATTACHMENT A5 continued

On a quarterly basis, cumulative calculations of the Hospital Control Program results will be made and interim payments will be made based on these results. Calculations will be made in accordance with the contractual terms above and the amount of PacifiCare's payment will be [ ** ] of the amount due to the IPA based on the above referenced calculation. The reduced payment amount is to adjust for the incurred, but not reported, claims.

In the event that the interim calculation reflects a cumulative loss for the IPA, no interim payment will be made to or due from the IPA in the first
quarter a loss results.    If a cumulative loss is reflected for two
consecutive quarters, the IPA will make an interim payment of [ ** ] of the cumulative amount due to PacifiCare.

The calculations will be made based on calendar quarters and the interim payments made within sixty (60) days thereof. No interim calculation will be made in the fourth calendar quarter. If the IPA reflects a loss for two consecutive quarters and, therefore, is required to make a payment to PacifiCare, such payment will be due within fifteen (15) days of the IPA's receipt of such notice form PacifiCare. A calendar year-end calculation of the Hospital Control Program shall be made by PacifiCare and payment to the appropriate party shall be made within 120 days of the end of the calendar year.

5.   MONTHLY REPORTING

PacifiCare will distribute a report monthly, on or before the 15th, that lists the payments made during the previous month for services included in the HCP.

6.   SPECIAL CONDITIONS FOR EMERGENCY SERVICES

If the IPA and/or its participating physicians direct a PacifiCare member to use the emergency services of a hospital, and PacifiCare determines that the use of those services was inappropriate, PacifiCare reserves the right to deduct the professional component of the PacifiCare payment from the IPA's capitation as a penalty for improper referral. When an inappropriate referral for emergency services has been determined by PacifiCare, a written conformance request will be forwarded to the IPA. The conformance request Will serve as notice that all subsequent inappropriate referrals may have the penalty applied. IPA will be notified and given the opportunity to respond to a pending claim of improper referral prior to the implementation of any penalty deduction.

7. Any hospital or emergency expenses that are considered third party liability, Worker's Compensation claims, etc., shall not be included in the calculations. If, at a later date, these claims are not collectible, then an adjustment will be made in the calculations.

8. Calculations shall not include unauthorized admissions whereby a Member is admitted by a non-participating or non-referring physician in a non-emergency status or out-of-area hospitalization.

                                     ATTACHMENT B


                 MEDICAL AND HOSPITAL INDIVIDUAL CONVERSION AND GROUP
                                SUBSCRIBER AGREEMENTS

Provided to IPA by PacifiCare concurrent with the execution of this Agreement.

Received this            day of               , 1989
             -----------       --------------

By:
   -----------------------------------------

Title:
      --------------------------------------

                                     ATTACHMENT C

                               CAPITATION PAYMENT RATES

     The monthly Capitation Payment which PacifiCare shall pay IPA shall equal IPA's cumulative shares of the Percent of Premium. The Percent of Premium designated by PacifiCare for payment for Medical Services shall equal [ ** ] of the gross premiums billed by PacifiCare each month for coverage of Subscribers designating IPA as their Participating Medical Group pursuant to the PacifiCare Health Plan, not including the Supplemental Benefit Premium, less [ ** ] in consideration of the Individual Stop Loss Program noted in Attachment A3 hereto, and also less necessary consideration as determined by PacifiCare for supplemental benefits for which IPA assumes no financial responsibility. IPA's portion of the Percent of Premium shall equal IPA's cumulative share per employer group, based upon the number of men, women and children Subscribers of such employer group designating IPA as their Participating Medical Group for the month of Capitation Payment. The Capitation Payment shall be subject to retroactive adjustment by PacifiCare based upon subsequent eligibility determinations of Subscribers designating IPA as their Participating Medical Group. Such retroactive adjustments shall be made within one hundred eighty (180) days after the end of the month for which the applicable Capitation Payment applies. The methodology for determining IPA's Capitation Payment is more fully set forth in the PacifiCare Provider Policies and Procedures Manual in Attachment D hereto.

     PacifiCare shall provide IPA appropriate documentation in support of the actual Capitation Payment made. Should IPA desire additional billing information; PacifiCare shall make available for inspection other mutually agreed upon documents, upon thirty (30) days prior written notice from IPA. IPA shall have the right to reasonably audit PacifiCare's books and records directly relating only to IPA's Capitation Payment determinations upon thirty (30) days prior written notice at IPA's sole expense.

     URGENT CARE (Not Applicable)

     If IPA elects to and qualifies under PacifiCare UCC criteria to participate in the UCC program during the contract term, IPA must give PacifiCare sixty (60) days written notice of intent to participate in UCC program.

     DME PAYMENT (Not Applicable)

     If IPA elects to provide DME during the contract term, IPA must give PacifiCare sixty (60) days written notice of intent to provide DME.

     MATERNITY PAYMENTS

     For term pregnancies within nine (9) months of a Subscriber's initial enrollment with PacifiCare or assignment to IPA, the following amount shall be payable at the time of processing the inpatient obstetrical claim: [ ** ].

                                                          Attachment C continued

     MAMMOGRAPHY SERVICES

     IPA shall receive [ ** ] for each screening and diagnostic mammography study performed above the 1987 PacifiCare wide baseline, specific to the PacifiCare commercial program, for such studies. (This baseline equals
[  **  ] studies per [  **  ] adult females per Year.)

The amount due to IPA shall be calculated based upon utilization date submitted by IPA and shall be paid within one hundred fifty (150) days of the end of the Year.

     1990 CAPITATION GUARANTEE

     For 1990, PacifiCare guarantees that IPA will receive a minimum increase in the average capitation paid to IPA, for the twelve month period, on the basis of the dollars received by IPA per Subscriber, using the same demographic and plan mix provided by PacifiCare during 1989. Such increase shall be guaranteed to be no less that [ ** ] average per member per month capitation payment for 1989.

     The comparison calculation performed by PacifiCare shall take into account the net capitation paid (after Individual Stop Loss premiums are deducted). In order to guarantee the effect of rate increases generated by the percent of premium payment method, calculations will use the same demographic (male, female, child) and plan (e.g. Preferred, Standard, 880) mix present during 1989. Any applicable Urgent Care or Durable Medical Equipment payments shall not be factored into the guarantee calculations.

     For the purposes of this calculation, the average 1989 capitation payment to IPA equalled [ ** ] per Subscriber per month and the 1990
[ ** ] figure shall equal [ ** ] per Subscriber per month. Should the average 1990 capitation payment (calculated as described in the above paragraph), fall below the guaranteed amount, PacifiCare shall owe IPA a payment which represents the difference. The payment amount shall be calculated by multiplying the difference, as stated on a per Subscriber per month basis, times the total number of member months for 1990. Should the average 1990 capitation payment equal or exceed the guaranteed dollar amount, no additional payment will be due IPA. IPA shall receive the 1990 guarantee calculation and any applicable payments no later than February 28, 1991.

                                    ATTACHMENT D

                                 PACIFICARE PROVIDER
                            POLICIES AND PROCEDURES MANUAL

Provided to IPA by PacifiCare concurrent with the execution of this Agreement.


Received this                  day of                 , 1989.
             -----------------       ----------------

By:
    -------------------------------------
Title:
      -----------------------------------

                                     ATTACHMENT E

                               PHARMACY CONTROL PROGRAM


     The purpose of the Pharmacy Control Program (PCP) is to provide an incentive to the IPA to foster the efficient utilization of prescription services. The PCP gives the IPA the ability to share in any savings when comparing actual utilization against an established budget.

     The budget will be set at the following amounts on a per Subscriber per month (pmpm) basis and will be calculated based on the mix of copay plans of Subscribers who have designated IPA as their Participating Medical Group:


     Plan Type              Budget Amount
     ---------              -------------
     $1 copay                  $[  **  ]
     $2 copay                  $[  **  ]
     $3 copay                  $[  **  ]
     $4 copay                  $[  **  ]
     $5 copay                  $[  **  ]
     $6 copay                  $[  **  ]


Debited against this budget will be the actual expenses paid by PacifiCare for pharmacy services of those Subscribers which designated IPA as their Participating Medical Group for the applicable month. The IPA will share [ ** ] of any savings in comparing the budget and actual expenses. PacifiCare shall provide, on a quarterly basis, utilization reports pertaining to the cost of prescriptions written on a physician specific basis. A final calculation and final payment will be made within one hundred fifty (150) days of the end of each Year.

     IPA agrees to participate in a generic drug substitution program and formulary program established by PacifiCare's Quality Assurance Committee.

                                     ATTACHMENT F

                                AIDS STOP LOSS PROGRAM

     PacifiCare agrees to provide additional financial protection to IPA for the cost of Medical Services rendered to Subscribers who have AIDS. Subscribers who are eligible for this program are as follows:

     Subscribers who are admitted to a hospital for the treatment of an opportunistic infection and have been diagnosed with clinical AIDS.

     Once PacifiCare's medical services department has verified that a Subscriber meets the definition above, further expenses for Medical Services associated with the Subscriber's AIDS care will be paid by PacifiCare as defined by Cost of Care in Attachment A4 hereto. To receive reimbursement, IPA must submit a stop loss claim to PacifiCare indicating the date the Subscriber became eligible for the AIDS Stop Loss Program and the expenses incurred on behalf of the Subscriber after the effective date. (IPA may include claims under the AIDS Stop Loss Program commencing on the date the Subscriber was admitted to the hospital, or on the date home health care was provided the Subscriber in-lieu of hospitalization, pursuant to the eligibility criteria noted above.) Expenses for Medical Services pertaining to AIDS care rendered from January 1, 1990 through December 31, 1990 only will be included in the Aids Stop Loss Program. A final claim must be filed for such Medical Services by March 31, 1991 to be included in this AIDS Stop Loss Program.

     All claims submitted for consideration under the AIDS Stop Loss Program must be processed and coordinated in a confidential manner. Inquiries for determining such procedures should be directed to PacifiCare's medical director.

                                     ATTACHMENT G

                                    IPA FACILITIES


Santa Ana/Tustin Physicians Group
14642 Newport Avenue, #410
Tustin, CA 92680

                                     ATTACHMENT H

                         DIVISION OF FINANCIAL RESPONSIBILITY


     The attached template outlines the division of financial responsibility between IPA, Hospital and PacifiCare, the intent being to clarify Medical Services and Medical Service categories in order to provide for accurate administration. As it is impossible to include every Health Care Service available, the template serves as a model under which broad Health Care Service categories suggest the appropriate financial responsibility for Health Care Services or items not specifically listed.

                                  DIVISION OF FINANCIAL RESPONSIBILITY
                                              CALIFORNIA
                                     Commercial Services Agreement
                       (IPA Capitated, Hospital Control Program with PacifiCare)

IPA Santa Ana/Tustin Phys. Grp.
    ---------------------------

                                                                             Responsible Party
                                                             ------------------------------------------------
                                                                              PacifiCare         PacifiCare
List of Benefits                                             IPA                 HCP                100%
----------------

AIDS - Professional Component
     - Facility Component
Allergy
     - Testing
     - Serum (is not covered by all plans; those
       with coverage are noted in back of
       eligibility list)
Ambulance, Air or Ground - In Area
                          Out of Area
Amniocentesis
Anesthetics, Administration of (Anesthesiology)
Apnea Monitor (DME)
Artificial Insemination
Artificial Limbs (DME)
Biofeedback                                                                      [  **  ](1)
Blood & Blood Products (Including Professional Component)
     - From Blood Bank
     - Autologous Blood Donation
Chemical Dependency Rehabilitation
     - Inpatient Facility Component
     - Inpatient Professional Component
     - Outpatient Professional Component
     - Outpatient Facility Component
Chemotherapy
     - Drugs
     - Professional Component
Chiropractic (requires P.M.G. referral)
Circumcision
Colostomy Supplies
     - Outpatient
     - Inpatient
Contact Lenses
     - Intraocular lens (surgically implanted)
     - Incident to Cataract Surgery
Corrective Appliances
Cosmetic Surgery (Medically Necessary)
     - Facility Component
     - Professional Component
Dental Services (for repair of accident/injury only)
     - Facility Component
     - Professional Component
Detox
     - Facility Component
     - Professional Component

(1) All references to division of responsibility have been deleted.

                                  DIVISION OF FINANCIAL RESPONSIBILITY
                                              CALIFORNIA
                                     Commercial Services Agreement
                       (IPA Capitated, Hospital Control Program with PacifiCare)

IPA Santa Ana/Tustin Phys. Grp.
    ---------------------------

                                                                             Responsible Party
                                                             ------------------------------------------------
                                                                              PacifiCare         PacifiCare
List of Benefits                                             IPA                 HCP                100%
----------------

Durable Medical Equipment (DME)
     - Surgically Implanted
     - Inpatient
     - Outpatient
     - Hearing Aids
Emergency Admissions (In Area)
     - Facility Component
     - Professional Component
     -             (Out of Area)
     - Facility Component
     - Professional Component
Emergency Room Physicians - In Area
     - Initial Treatment
     - Consults.
     - Out of Area
Employment Physical
Endoscopic Procedures
     - With Biopsy                                                               [  **  ](1)
     - Without Biopsy
Experimental Procedures
Family Planning (e.g.: Abortions, Amniocentesis,
       Artificial Insemination, Contraceptive
       Devices, Genetic Testing, Infertility
       Treatment, Tubal Ligation, Vasectomy)
     - Professional Component
     - Facility Component
     - Diaphrams
     - Oral Contraceptives
     - Invitro Fertilization
     - Reversal of Sterilization
Fetal Monitoring
     - Outpatient
     - Inpatient
Genetic Testing
Health Education
Health Evaluation (Physical)
Hearing Aids
Hearing Screening
Hemodialysis
     - Inpatient
     - Outpatient


(1) All references to division of responsibility have been deleted.

                                   DIVISION OF FINANCIAL RESPONSIBILITY
                                              CALIFORNIA
                                     Commercial Services Agreement
                       (IPA Capitated, Hospital Control Program with PacifiCare)

IPA Santa Ana/Tustin Phys. Grp.
    ---------------------------

                                                                             Responsible Party
                                                             ------------------------------------------------
                                                                              PacifiCare         PacifiCare
List of Benefits                                             IPA                 HCP                100%
----------------

Home Health Care
     - In Lieu of Hospitalization
       (includes IV or injectables)
     - Other
Hospice Services
     - Inpatient
     - Professional Component
Hospital Based Physicians (Inpatient)
     - Anesthesiology
     - Audiology
     - Cardiology
     - Emergency Room
     - Diagnostic Services
     - Neonatology
     - Neurology                                                               [  **  ](1)
     - Nephrology
     - Pathology
     - Physical Medicine
     - Pulmonary
     - Radiology
     - Radiation Oncology
     - Surgeon
Hospitalization, Inpatient Services
     Supplies and Testing
     - In Area
     - Out of Area
Immunization and Inoculations
     - As Medically indicated
     - For work/travel
Infertility (diagnosis and treatment)
     - Professional Component
     - Facility Component
Injections and Injected Substances (outpatient)
Insulin & Syringes
Laboratory Services
     - Outpatient
     - Inpatient
Lithotripsy
     - Professional Component
     - Facility Component
Mammography
Marriage Counseling

(1) All references to division of responsibility have been deleted.

                                  DIVISION OF FINANCIAL RESPONSIBILITY
                                              CALIFORNIA
                                     Commercial Services Agreement
                       (IPA Capitated, Hospital Control Program with PacifiCare)

IPA Santa Ana/Tustin Phys. Grp.
    ---------------------------

                                                                             Responsible Party
                                                             ------------------------------------------------
                                                                              PacifiCare         PacifiCare
List of Benefits                                             IPA                 HCP                100%
----------------

Medication
     - In Lieu of Hospitalization (intravenous)
     - Inpatient
     - O.P. covered injectables
     - O.P. non-injectables
Mental Health
     - Inpatient Facility Component
     - Inpatient Professional Component
     - Outpatient Professional Component
Nuclear Medicine Diagnostics
Nuclear Medicine Treatment/Therapy
     - Facility Component (inpatient)
     - Facility Component (outpatient)
     - Professional Component
Nutritional/Dietetic Counseling
O.B. Complications (In Area)
     - Outpatient Diagnostic Services
     - Inpatient Facility Component                                               [  **  ](1)
     - Inpatient Professional Component
PMG Referred
     - Emergent Diagnostics (OB Unit)
     - ER Treatment
Office Visit Supplies, Splints, Bandages, etc.
Organ Transplants (non-experimental)
     - Facility component
     - Professional component
O.P. Surgery
     - Facility Component
     - Professional Component (Facility Based MD's)
     - Professional Component - other
     - Anesthesiology
Outpatient Surgery/Facility Based Physicians
     - Anesthesiology
     - Audiology
     - Cardiology
     - Emergency Room
     - Diagnostic Services
     - Neonatology
     - Neurology
     - Nephrology
     - Pathology
     - Physical Medicine
     - Pulmonary
     - Radiology
     - Radiation Oncology
     - Surgeon

(1) All references to division of responsibility have been deleted.

                                  DIVISION OF FINANCIAL RESPONSIBILITY
                                              CALIFORNIA
                                     Commercial Services Agreement
                       (IPA Capitated, Hospital Control Program with PacifiCare)

IPA Santa Ana/Tustin Phys. Grp.
    ---------------------------

                                                                             Responsible Party
                                                             ------------------------------------------------
                                                                              PacifiCare         PacifiCare
List of Benefits                                             IPA                 HCP                100%
----------------

Outpatient Diagnostic Services - Facility and Professional
    (including but not limited to those listed below)
     - Angiograms
     - Cat Scan
     - 2 D Echo
     - EEG
     - EKG
     - EMG
     - ENG
     - MRI
     - Treadmills
     - Ultrasound
Pediatric Services (newborn)
Physical Therapy
     - Inpatient                                                                 [  **  ](1)
     - Outpatient
Physician Visits
     - To Hospital
     - To S.N.P.
     - To Patients Home
Physician Office Visits/Consultants
Podiatry Services (requires P.M.G. referral)
Pregnancy
     - Professional Component
     - Facility Component
Prosthetic Devices
     - Surgically Implanted
     - Outpatient
Radiation Therapy
     - Professional Component
     - Facility Component (inpatient)
     - Facility Component (outpatient)
Radiology Services
     - Outpatient
     - Inpatient
     - O.P. Surgery
Reconstructive Surgery
     - Facility Component
     - Professional Component
     - Prosthetics
Refractions

(1) All references to division of responsibility have been deleted.

                                  DIVISION OF FINANCIAL RESPONSIBILITY
                                              CALIFORNIA
                                     Commercial Services Agreement
                       (IPA Capitated, Hospital Control Program with PacifiCare)

IPA Santa Ana/Tustin Phys. Grp.
    ---------------------------

                                                                             Responsible Party
                                                             ------------------------------------------------
                                                                              PacifiCare         PacifiCare
List of Benefits                                             IPA                 HCP                100%
----------------

Rehabilitation (Short Term, i.e.: P.T., O.T., Speech,
        Cardiac Therapy)
     - Inpatient Facility Component
     - Inpatient Professional Component
     - Outpatient Facility Component
     - Outpatient Professional Component
Skilled Nursing Facility
Social Services - Medical
Specialist Consultations
Surgical Supplies
     - Inpatient
     - Outpatient Facility                                                       [  **  ](1)
     - Outpatient IPA
TMJ
     - Dental Treatment
     - Diagnosis and Medically Necessary Correction
     - Inpatient Facility Component
Transfusions
     - From Blood Bank
     - Autologous Blood Donation
Tissue Plasminogen Activator (TPA)
Vision Screening
Vision Care
     - Implanted lenses (cataract surgery)
     - Lenses and Frames incident to cataract surgery
     - Non-cataract related lenses and frames
     - Medically necessary care
     - Refractions

(1) All references to division of responsibility have been deleted.